UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2016

MB Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55341	47-1696350
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

1920 Rock Spring Road, Forest Hill, Maryland	21050
(Address of principal executive offices)	(Zip Code)

(410) 420-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)       On November 23, 2016, MB Bancorp, Inc. (the “Company”) and Madison Bank of Maryland (the “Bank”) appointed John Wright as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective December 19, 2016. John Wright, age 50, has been Chief Financial Officer of Glen Burnie Bancorp and Senior Vice President, Treasurer and Chief Financial Officer of The Bank of Glen Burnie since September 28, 2015 and effective February 11, 2016 was appointed Executive Vice President of both those entities. Mr. Wright has been in the banking industry for over 25 years. He served as Senior Vice President/Chief Financial Officer of The Patapsco Bank from April 2012 until its acquisition by Howard Bancorp, Inc. in August 2015. Mr. Wright remained at Howard Bancorp. Inc. until September 2015. He was a private consultant from September 2011 through April 2012. Prior to that, from April 2008 until September 2011, Mr. Wright was Deputy CEO and Chief Financial Officer of CGI North America, a subsidiary of Societe Generale, and from February 1990 through March 2008, Mr. Wright served in increasingly senior positions in the banking industry. Mr. Wright received a Bachelor of Science degree in accounting from University of Maryland in 1988, and became a certified public accountant in 1990.

Mr. Wright is not a party to, nor does he have a direct or indirect material interest in, any transaction or proposed transaction in which the Company or the Bank or any affiliate thereof was or is a participant.

Upon the effectiveness of Mr. Wright’s appointment as Executive Vice President and Chief Financial Officer of the Company and the Bank, Ms. Robin L. Taylor intends to resign from her position as Chief Financial Officer of the Company and the Bank, but will continue her employment with the Bank.

Item 8.01	Other Items.

On November 28, 2016, the Company issued a press release announcing Mr. Wright’s appointment as Chief Financial Officer of the Company and the Bank effective December 19, 2016. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release dated November 28, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MB BANCORP, INC.

Date: November 30, 2016	By:	/s/ Phil Phillips
Phil Phillips
President and Chief Executive Officer